Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Trustee and Holders of Trust Units of
Tidelands Royalty Trust “B”:
We have audited the accompanying consolidated statements of assets, liabilities, and trust corpus of Tidelands Royalty Trust “B” (the “Trust”) as of December 31, 2008 and 2007, and the related consolidated statements of distributable income and changes in trust corpus for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in note 2 to the consolidated financial statements, these consolidated financial statements were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the assets, liabilities, and trust corpus of Tidelands Royalty Trust “B” as of December 31, 2008 and 2007 and its distributable income and changes in trust corpus for each of the years in the three-year period ended December 31, 2008 in conformity with the modified cash basis of accounting described in note 2.
The Trust’s consolidated financial statements for 2007 were previously prepared in conformity with U.S. generally accepted accounting principles. As more fully described in note 2 to the consolidated financial statements, the Trust elected, in June 2008, to prepare its consolidated financial statements on the modified cash basis, which is a comprehensive basis of accounting other than generally accepted accounting principles in the United States of America. Consequently, the Trust’s consolidated financial statements for 2007 referred to above have been restated to conform with the modified cash basis of accounting.

Dallas, Texas

March 25, 2009	/s/ KPMG LLP

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS
As of December 31, 2008 and 2007
(Audited)

		December 31,
	December 31,	2007
	2008	(Restated)
Assets
Current assets:
Cash and cash equivalents	$2,468,920	$2,034,393
Oil, gas and other mineral properties	2	2

Federal income tax refundable	1,433	—

Total assets	$2,470,355	$2,034,395

Liabilities and Trust Corpus

Current liabilities:
Accounts payable	$—	$12,416

Federal income taxes payable	—	3,451

Income distributable to unitholders	1,236,980	900,030

Total current liabilities	$1,236,980	$915,897

Trust corpus — authorized 1,386,525 units of beneficial interest, issued 1,386,375 at nominal value	1,233,375	1,118,498

	$2,470,355	$2,034,395

See accompanying notes to consolidated financial statements.

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF DISTRIBUTABLE INCOME
For the Three Years Ended December 31, 2008
(Audited)

		2007	2006
	2008	(Restated)	(Restated)
Income:
Oil and gas royalties	$4,574,710	$4,225,612	$1,328,824
Interest income	27,039	65,439	41,998

Total income	$4,601,749	$4,291,051	$1,370,822

Expenses:
General and administrative expenses	$325,871	$171,807	$135,980

Distributable income before Federal income taxes	4,275,878	4,119,244	1,234,842
Federal income taxes of subsidiary	45,670	51,600	19,027

Distributable income	$4,230,208	$4,067,644	$1,215,815

Distributable income per unit	$3.05	$2.93	$0.88

Distributions per unit	$2.97	$2.91	$0.75

Units outstanding	1,386,375	1,386,375	1,386,375
See accompanying notes to consolidate financial statements.

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN TRUST CORPUS
For the Three Years Ended December 31, 2008
(Audited)

		2007	2006
	2008	(Restated)	(Restated)
Trust corpus, beginning of period	$1,118,498	$1,078,721	$902,713
Distributable income	4,230,208	4,067,644	1,215,815
Distributions to unitholders	4,115,331	4,027,867	1,039,807

Trust corpus, end of period	$1,233,375	$1,118,498	$1,078,721

See accompanying notes to consolidate financial statements.

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL
     (a) General
          Tidelands Royalty Trust “B” (the “Trust”) was established on June 1, 1954 with a transfer of contract rights to certain properties to the Trust in exchange for units of beneficial interest. The contract rights enable the Trust to receive an interest in any oil, natural gas or other mineral leases obtained by Gulf Oil Corporation, now Chevron U.S.A., Inc. (“Chevron”), which is a subsidiary of Chevron Corporation and its assignees in a designated area of the Gulf of Mexico during a 50-year period that expired on April 30, 2001,
          The Trust is required under its Indenture to distribute all income, after paying its liabilities and obligations, to the unitholders quarterly. The Trust cannot invest any of its money for any purpose and cannot engage in a trade or business.
          The Trust’s wholly-owned subsidiary, Tidelands Royalty “B” Corporation (“Tidelands Corporation”), holds title to interests in properties that are situated offshore of Louisiana. Ninety-five percent of all oil, natural gas, and other mineral royalties collected by this subsidiary are retained by and delivered to the Trust. Tidelands Corporation, like the Trust, is prohibited from engaging in a trade or business and does only those things necessary for the administration and liquidation of its properties. The Trust is authorized to pay the expenses of Tidelands Corporation should it be necessary.
          The Trust and its subsidiary have no employees. Tidelands Corporation has entered into an arrangement with Marine Petroleum Corporation (a wholly-owned subsidiary of Marine Petroleum Trust, an affiliate of the Trust) to share certain administrative expenses and to assist the trustee in the administration of the Trust. For the years ended 2008, 2007 and 2006, Tidelands Corporation paid $47,901, $50,363 and $25,558 to Marine Petroleum Corporation, respectively. At December 31, 2008 and 2007, Marine Petroleum Trust owned 32.6% of the Trust’s outstanding units of beneficial interest.
          Hurricane Rita came ashore near Beaumont, Texas in September 2005 and caused severe damage to pipelines and onshore structures that take delivery of the oil and natural gas produced on various properties subject to Tidelands’ royalty interest. The wells on Sabine Pass Block 13 were shut in from October 2005 until January 2006, and the wells on West Cameron Blocks 165 and 291 were shut in from September 2005 until July 2006. The well on West Cameron Block 225 was shut in from September 2005 until January 2007, and all wells were back in production during 2007.
          In September 2008, Hurricanes Gustav and Ike hit the Gulf Coast, which generally caused (i) a disruption of oil and natural gas production, (ii) damage to offshore production platforms and (iii) damage to onshore oil and natural gas pipeline facilities. Based on information available to Tidelands, there was no major damage to any of the offshore production platforms on leases in which Tidelands has an overriding royalty interest. However, Tidelands believes there was minor damage to the onshore pipeline facilities that transport oil and gas produced from wells on the leases in which Tidelands has an overriding royalty interest, which caused minor disruption in oil and natural gas production. Tidelands was advised that the disruption in production was generally only for a short period of time and production was substantially restored by late September 2008.
          (b) Unitholder Voting Matters
          On March 27, 2001, the unitholders of record at the close of business on February 16, 2001, approved an amendment to the Indenture to extend the life of the Trust to April 30, 2021.
          (c) Principles of Consolidation
          The consolidated financial statements include the Trust and its wholly-owned subsidiary, Tidelands Corporation. All material intercompany accounts and transactions have been eliminated in consolidation.

          (d) Producing Oil and Gas Properties
          At the time the Trust was established, no determinable market value was available for the assets transferred to the Trust; consequently, nominal values were assigned. Accordingly, no allowance for depletion has been computed.
          Tidelands’ revenues are derived from production payments and overriding royalty interests related to properties located in the Gulf of Mexico.
          (e) Federal Income Taxes
          No provision has been made for Federal income taxes on the Trust’s income because such taxes are the liability of the unitholders.
          Federal income taxes are provided on the income of Tidelands Corporation (which specifically excludes the 95% net profits interest to be retained by and delivered to the Trust) after deducting statutory depletion. There were no significant deferred tax assets or liabilities as of December 31, 2008 and 2007. Tidelands Corporation uses the cash method of reporting for Federal income taxes. The primary difference between the actual tax expense of Tidelands Corporation and the expected tax expense is due to the fact that only 5% of Tidelands Corporation’s income (i.e., excluding the 95% net profits interest retained by and delivered to the Trust) is subject to Federal income tax.
          Tidelands Corporation recognizes interest and penalties related to unrecognized tax benefits in income tax expense.
          (f) Credit Risk Concentration and Cash Equivalents
          Financial instruments which potentially subject the Trust and its wholly-owned subsidiary to concentrations of credit risk are primarily investments in cash equivalents and unsecured oil and natural gas royalties receivable. The Trust and its wholly-owned subsidiary place their cash investments with financial institutions that the Trustee considers creditworthy and limit the amount of credit exposure from any one financial institution. Royalties receivable are from large creditworthy companies and the Trust historically has not encountered collection problems. The estimated fair values of cash equivalents and oil and natural gas royalties receivable approximate the carrying values due to the short term nature of these financial instruments.
          Cash equivalents of $1,165,645 and $1,076,519 at December 31, 2008 and 2007, respectively, consist of cash held in money market accounts sponsored by Bank of America, Private Bank and Banc of America Investment Services, Inc.
          (g) Use of Estimates
          The preparation of financial statements in conformity with the modified cash basis method of accounting requires the Trustee to make various estimates and assumptions that affect the reported amount of liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results may differ from such estimates.
          (h) Distributable Income per Unit
          Distributable income per unit is determined by dividing distributable income by the number of units of beneficial interest outstanding during the period.

          (i) Significant Royalty Sources
          Royalties received by Tidelands from producers are summarized as follows:

	Year Ended December 31,
	2008	2007	2006
Devon Energy Production Company	77%	74%	59%
Newfield Exploration Co.	—	10%	—
NOEX Energy, Inc.	8%	7%	26%
W & T Offshore	7%	6%	13%
Others	8%	3%	2%

	100%	100%	100%

CHANGE IN ACCOUNTING METHOD
          As of the period ended June 30, 2008, Tidelands changed its accounting method from the accrual method to the modified cash basis method, referred to herein as the Accounting Change. Under the modified cash basis method, revenues are recorded when received and distributions to the Trust’s unitholders are recorded when declared by the Trustee. As a result, Tidelands no longer needs to estimate earned but unpaid royalties. Expenses of Tidelands (which include accounting, legal, and other professional fees, trustees’ fees and out-of-pocket expenses) continue to be recorded on an accrual basis. Cash reserves are permitted to be established by the Trustee for certain contingencies that would not be recorded under GAAP.
          The Accounting Change was adopted because the Trustee believed that distributable income is a more useful measure to the unitholders of the Trust than net income. The newly adopted basis of accounting corresponds to the accounting principles permitted for royalty trusts by the SEC, as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts. By adopting the modified cash basis method of accounting, Tidelands reports distributable income instead of net income.
          Due to the Accounting Change, the titles of the financial statements are changing (i) from consolidated balance sheets to consolidated statements of assets, liabilities and trust corpus and (ii) from consolidated statement of income and undistributed income to consolidated statements of distributable income. The consolidated statements of cash flows has been replaced by the consolidated statements of changes in trust corpus. In addition, the following substantive line items are not being reported in the consolidated statements of assets, liabilities and trust corpus:
•	Oil and gas royalties receivable

•	Undistributed income
The following substantive line items are not being reported in the consolidated statements of distributable income:
•	Net income

•	Undistributed income at beginning of period (year)

•	Distributions to unitholders

•	Undistributed income at end of period (year)

•	Net income per unit
However, the following line items are being reported in the consolidated statements of distributable income:
•	Distributable income

•	Distributable income per unit
The consolidated statements of cash flows are being replaced in their entirety by the consolidated statements of changes in trust corpus. As a result, the following line items are being reported in the consolidated statements of changes in trust corpus:
•	Trust corpus, beginning of period (year)

•	Distributable income

•	Distributions to unitholders

•	Trust corpus, end of period (year)
The following tables present the line items on the consolidated statements of assets, liabilities and trust corpus that were substantively impacted by the Accounting Change, as of and for the years ended December 31, 2007 and 2006:

CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS
Assets

	As Originally		As Reported Under
	Reported Under	Effect of	Modified Cash Basis
	Accrual Method	Accounting Change	Method
As of December 31, 2007
(Audited)
Total Assets (1)	$2,859,881	$(825,486)	$2,034,395

As of December 31, 2006
(Audited)
Total assets (1)	$2,665,574	$(831,022)	$1,834,552

(1)	Oil and gas royalties receivables are not reported as an asset under the modified cash basis method. As a result, total assets have been reduced by the amount of oil and gas royalties receivables previously reported.
Liabilities and Trust Corpus

	As Originally		As Reported Under
	Reported Under	Effect of	Modified Cash Basis
	Accrual Method	Accounting Change	Method
As of December 31, 2007
(Audited)
Trust Corpus (1)	$1,943,984	$(825,486)	$1,118,498
Total liabilities and trust corpus (1)	$2,859,881	$(825,486)	$2,034,395

As of December 31, 2006
(Audited)
Trust corpus (1)	$1,909,743	$(831,022)	$1,078,721
Total liabilities and trust corpus (1)	$2,665,574	$(831,022)	$1,834,552

(1)	Oil and gas royalties receivables are not reported as trust corpus under the modified cash basis method. As a result, trust corpus and total liabilities and trust corpus have been reduced by the amount of oil and gas royalties receivables previously reported.
As a result of the Accounting Change, the accumulated total Trust corpus as of January 1, 2005 decreased $397,420.

     The following table presents the line items on the consolidated statements of distributable income that were substantively impacted by the Accounting Change as of and for the years ended December 31, 2007, 2006 and 2005:
CONSOLIDATED STATEMENTS OF DISTRIBUTABLE INCOME

			As Reported Under
	As Originally		Modified Cash
	Reported Under	Effect of	Basis
	Accrual Method	Accounting Change	Method
As of December 31, 2007
(Audited)
Oil and gas royalties	$4,220,076	$5,536	$4,225,612
Total income	$4,285,515	$5,536	$4,291,051
Distributable income before Federal income taxes	$4,113,708	$5,536	$4,119,244

As of December 31, 2006
(Audited)
Oil and gas royalties	$2,025,412	$(696,588)	$1,328,824
Total income	$2,067,410	$(696,588)	$1,370,822
Distributable income before Federal income taxes	$1,931,430	$(696,588)	$1,234,842

As of December 31, 2005
(Audited)
Oil and gas royalties	$2,362,759	$261,582	$2,624,341
Interest and other income (1)	$36,954	$1,403	$38,357
Total income	$2,399,713	$262,985	$2,662,698
Distributable income before Federal income taxes	$2,259,038	$262,985	$2,522,023

(1)	This change relates to interest income that was previously accrued for in 2004 but was not received until 2005.
     As discussed above, the consolidated statements of cash flows are being replaced in their entirety by the consolidated statements of changes in trust corpus. Therefore, a comparison table is not presented.

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
(3) SUPPLEMENTAL INFORMATION RELATING TO OIL AND NATURAL GAS RESERVES (UNAUDITED)
     Oil and natural gas reserve information relating to the Trust’s royalty interests is not presented because such information is not available to the Trust. The Trust’s share of oil and natural gas produced for its royalty interests was as follows:

	For Year Ended December 31,
	2008	2007	2006
Net production quantities:
Oil (bbls)	4,603	7,071	5,789
Natural gas (mcf)	428,728	515,260	141,572
(4) SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following quarterly financial information for the years ended December 31, 2008 and 2007 is unaudited; however, in the opinion of the Trustee, all adjustments necessary to present a fair statement of the results of operations for the interim periods have been included.

	Oil and		Distributable
	Natural Gas	Distributable	Income Per
	Royalties	Income	Unit
Quarter ended:
March 31, 2008 (Restated)	$1,041,493	$951,070	$0.69
June 30, 2008	987,340	914,886	0.66
September 30, 2008	1,383,855	1,269,745	0.92
December 31, 2008	1,162,022	1,094,507	0.78

	$4,574,710	$4,230,208	$3.05

Quarter ended:
March 31, 2007 (Restated)	$1,103,670	$1,062,963	$0.77
June 30, 2007 (Restated)	1,095,667	1,051,249	0.76
September 30, 2007 (Restated)	1,136,840	1,100,420	0.79
December 31, 2007 (Restated)	889,435	853,012	0.62

	$4,225,612	$4,067,644	$2.94

(5) TEXAS FRANCHISE TAX
     Texas does not impose an income tax. Therefore, no part of the income produced by the Trust is subject to state income tax in Texas. However, in May 2006, the State of Texas enacted legislation, as amended in June 2007, to implement a new franchise tax. Under the new legislation, a 1% tax (in certain cases not applicable here, the tax rate is 0.5%) will be imposed on each taxable entity’s taxable margin. Taxable margin is generally defined as revenues less certain costs, as provided in the new legislation. The tax was generally initially imposed on revenues generated beginning in 2007 and reported in tax returns due on or after January 1, 2008. Most entities that provide owners with limited liability protection, including trusts, are considered to be taxable entities for purposes of the entities” that satisfy specified statutory requirements as described below.
     Under the new legislation, “passive entities,” including trusts, that meet the following requirements, will be exempt from the Texas state franchise tax: (a) the trust cannot be a business trust within the meaning of U.S. Treasury Regulation section 301.7701-4(b); (b) at least 90% of the trust’s income for the taxable year must be derived from passive sources (e.g., royalties, bonuses, delay rental income from mineral properties, dividends, interest, gains from the sale of securities); and (c) no more than 10% of the trust’s income for the taxable year can be derived from an active trade or business (e.g., rent, certain income received by a non-operator under a joint operating agreement pursuant to which the operator is the member of an affiliated group that includes such non-operator). An entity will determine on an annual basis whether it meets the requirements to be treated as a “passive entity” for Texas state franchise tax purposes. The Trustee believes that all or substantially all of the income of the Trust currently is passive, as it consists of royalty income from the sale of oil and natural gas, dividends and interest income. Subject to any change in the sources of income derived by the Trust or any change in the Indenture, the Trust expects that it will be a passive entity that is not subject to the franchise tax.
     If the Trust is exempt from the Texas state franchise tax as a passive entity, each unitholder that is subject to the Texas franchise tax as a taxable entity under the Texas Tax Code (which does not include natural persons) would generally include its share of the Trust’s revenue in its franchise tax computation. The Trust has determined that it was a passive entity in 2008.
     Each unitholder is urged to consult his own tax advisor regarding the requirements for filing state tax returns.